--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 30, 2002



                             TXU US HOLDINGS COMPANY
                          (for TXU Energy Company LLC)

             (Exact Name of Registrant as Specified in its Charter)



          TEXAS                      1-11668                    75-1837355
     (State or Other               (Commission               (I.R.S. Employer
     Jurisdiction of               File Number)             Identification No.)
      Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600



--------------------------------------------------------------------------------

TABLE OF CONTENTS
----------------------------------------------------------------------------------------------------------------


                                                                                                         PAGE
                                                                                                         ----
Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE................................................           1

        TXU ENERGY COMPANY LLC FINANCIAL INFORMATION

        Condensed Statements of Consolidated Income and Comprehensive Income -
        Three Months and Nine Months Ended September 30, 2002 and 2001............................          2

        Condensed Statements of Consolidated Cash Flows -
        Nine Months Ended September 30, 2002 and 2001.............................................          3

        Condensed Consolidated Balance Sheets - September 30, 2002 and December 31, 2001..........          4

        Notes to Financial Statements.............................................................          5

        Management's Discussion and Analysis of Financial Condition and Results of Operations.....         16

        Controls and Procedures ..................................................................         30

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.........................................................         31

SIGNATURE.........................................................................................         32

CERTIFICATIONS....................................................................................         33




                                         (i)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

TXU ENERGY COMPANY LLC

      TXU US Holdings Company (US Holdings), formerly TXU Electric Company, is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy). TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the power generation and certain retail operations of US Holdings, the wholesale trading and risk management operations and unregulated commercial and industrial retail gas business of TXU Gas Company and other energy-related businesses of TXU Corp. were transferred to TXU Energy; and the transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company (Oncor), a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

      The combined balance sheets of TXU Energy as of December 31, 2001 and 2000, the related statements of combined income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2001 and notes to these financial statements were included in the US Holdings Current Report on Form 8-K filed April 17, 2002 for TXU Energy (the April 17, 2002 TXU Energy Form 8-K.) The management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2001, 2000 and 1999 was included in the US Holdings Current Report on Form 8-K filed May 20, 2002 for TXU Energy (the May 20, 2002 TXU Energy Form 8-K.)

      Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of TXU Energy's operations and financial position could differ materially from the historical results presented herein.

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making such statements its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (2001 Form 10-K), as well as: general industry trends; implementation of the 1999 Texas electricity deregulation legislation and other legislation; power costs and availability; changes in business strategy, development plans or vendor relationships; unanticipated changes in operating expenses and capital expenditures; legal and administrative proceedings and settlements; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; implementation of new accounting standards; commercial paper market and global financial and credit market conditions; credit rating agency actions; and access to adequate transmission facilities to meet changing demands; among others, that could cause the actual results of US Holdings or TXU Energy to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                               TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)


                                                                          Three Months Ended    Nine Months Ended
                                                                             September 30,        September 30,
                                                                          ------------------    -----------------
                                                                            2002     2001       2002       2001
                                                                            ----     ----       ----       ----
                                                                                    Millions of Dollars

     Operating revenues (Note 2)..................................          $2,418   $1,747    $6,233     $4,647
                                                                            ------   ------    ------     ------

     Operating expenses
        Energy purchased for resale, fuel consumed and delivery fees
         (Note 2).................................................           1,541     932      3,681      2,589
        Operation and maintenance.................................             357     247      1,081        680
        Depreciation and amortization.............................             111      96        328        296
        Taxes other than income...................................              51      29        154         84
                                                                            ------   -----      -----      -----
          Total operating expenses................................           2,060   1,304      5,244      3,649
                                                                            ------   -----      -----      -----

     Operating income.............................................             358     443        989        998

     Other income.................................................              20       3         34          5

     Other deductions.............................................               5      25         10         33

     Interest income..............................................              --      12          8         33

     Interest expense.............................................              45      55        150        178
                                                                            ------   -----       ----      -----

     Income before income taxes...................................             328     378        871        825

     Income tax expense...........................................             101     101        274        238
                                                                            ------   -----      -----      -----

     Net income...................................................          $  227   $ 277      $ 597      $ 587
                                                                            ======   =====      =====      =====



            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                              (Unaudited)


                                                                         Three Months Ended     Nine Months Ended
                                                                             September 30,        September 30,
                                                                         ------------------     -----------------
                                                                           2002      2001       2002       2001
                                                                           ----      ----       ----       ----
                                                                                      Millions of Dollars

      Net income..................................................        $  227    $ 277      $ 597      $ 587

      Other comprehensive income (loss) -
        Net change during period, net of tax effect:
          Cash flow hedges:
          Net change in fair value of derivatives (net of tax
           benefit of $19, $-, $69, and $-)......................            (35)      -       (128)        (1)
           Amounts realized in earnings during period (net of tax
            benefit of $6, $-, $4 and $-)........................            (12)      -         (8)         -
                                                                           -----    -----      -----      -----
            Total................................................            (47)       -      (136)        (1)
                                                                           -----    -----      -----      -----

      Comprehensive income.......................................          $ 180   $ 277      $ 461      $ 586
                                                                           =====   =====      =====      =====

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)


                                                                                           Nine Months Ended
                                                                                             September 30,
                                                                                          --------------------
                                                                                          2002            2001
                                                                                          -----           ----
                                                                                          Millions of Dollars
     Cash flows - operating activities
        Net income.........................................................              $  597          $ 587
        Adjustments to reconcile net income to cash provided by
         operating activities:
          Depreciation and amortization....................................                 384            371
          Deferred income taxes and investment tax credits - net...........                  46            (95)
          Gain from sales of assets........................................                 (30)             -
          Net effect of unrealized mark-to-market valuation losses/(gains).                   4           (188)
          Other............................................................                  (7)           148
        Changes in operating assets and liabilities........................                 (97)           329
                                                                                         -------         -----
               Cash provided by operating activities.......................                 897          1,152
                                                                                         ------          -----

     Cash flows - financing activities
        Issuances of long-term debt........................................                  61            121
        Retirements/repurchases of long-term debt..........................              (1,683)          (126)
        Distribution paid to parent........................................                (577)             -
        Repurchase of member interests.....................................                   -           (390)
        Net issuances of commercial paper..................................                 979              -
        Net change in advances from affiliates.............................                 226           (468)
        Debt premium, discount, financing and reacquisition expense........                  (7)            (9)
                                                                                         ------          -----
              Cash used in financing activities............................              (1,001)          (872)
                                                                                         ------          -----

     Cash flows - investing activities
        Capital expenditures...............................................                (203)          (230)
        Acquisition of a business..........................................                 (36)             -
        Proceeds from sale of assets.......................................                 443              -
        Nuclear fuel.......................................................                 (51)           (12)
        Other..............................................................                 (25)           (33)
                                                                                         ------          -----
              Cash provided by (used in) investing activities..............                 128           (275)
                                                                                         ------          -----

     Net change in cash and cash equivalents...............................                  24              5

     Cash and cash equivalents - beginning balance.........................                  20             19
                                                                                         ------          -----

     Cash and cash equivalents - ending balance............................              $   44          $  24
                                                                                         ======          =====

     See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                        September 30,  December 31,
                                                                                            2002           2001
                                                                                        -----------     ----------
                                                                                             Millions of Dollars
                                     ASSETS

   Current assets:
      Cash and cash equivalents........................................................   $    44         $   20
      Accounts receivable..............................................................     1,700            808
      Inventories - at average cost....................................................       284            259
      Commodity contract assets........................................................     1,044            848
      Other current assets.............................................................       155            120
                                                                                          -------         ------
         Total current assets..........................................................     3,227          2,055

   Goodwill............................................................................       533             65
   Investments........................................................................        669            692
   Property, plant and equipment - net.................................................    10,186         10,354
   Commodity contract assets...........................................................       431            389
   Cash flow hedges and other derivative assets........................................        12             31
   Deferred debits and other assets....................................................        84             71
                                                                                          -------         ------
      Total assets.....................................................................   $15,142         $13,657
                                                                                          =======         =======


                        LIABILITIES AND MEMBER INTERESTS

   Current liabilities:
      Notes payable - commercial paper.................................................   $   979         $    -
      Long-term debt due currently.....................................................        73            123
      Advances from affiliates.........................................................       515            250
      Due to Oncor Electric Delivery Company...........................................       197            170
      Accounts payable:
         Affiliates....................................................................       325             25
         Trade.........................................................................       964            612
      Commodity contract liabilities...................................................       842            630
      Taxes accrued....................................................................       236            155
      Other current liabilities........................................................       483            138
                                                                                          -------         ------
         Total current liabilities.....................................................     4,614          2,103

   Accumulated deferred income taxes...................................................     2,070          2,125
   Investment tax credits.............................................................        381            397
   Commodity contract liabilities......................................................       241            236
   Cash flow hedges and other derivative liabilities...................................       230              2
   Other deferred credits and noncurrent liabilities...................................       678            511
   Due to Oncor Electric Delivery Company..............................................       457            617
   Long-term debt, less amounts due currently..........................................     1,892          3,454

   Commitments and contingencies (Note 6)

   Member interests (Note 4)...........................................................     4,579          4,212
                                                                                          -------         ------

      Total liabilities and member interests...........................................   $15,142         $13,657
                                                                                          =======         =======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


1.    BUSINESS

      TXU Energy Company LLC (TXU Energy) is a Delaware limited liability company that began operations on January 1, 2002. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is an unregulated, wholly-owned subsidiary of TXU US Holdings Company (US Holdings, formerly TXU Electric Company), which is a wholly-owned subsidiary of TXU Corp. TXU Energy's operations are conducted principally through the following subsidiaries effective January 1, 2002: TXU Generation Holdings Company LLC; TXU Energy Trading Company LP; TXU Energy Retail Company LP; TXU Energy Solutions Company LP; TXU Fuel Company (TXU Fuel) and two coal mining subsidiaries (TXU Mining).

      TXU Energy engages in electricity generation, wholesale energy sales, trading and risk management activities, and retail energy sales and services in North America. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

      Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its United States (US) businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

o its electric transmission and distribution (T&D) assets to Oncor Electric Delivery Company (Oncor), which is a utility regulated by the Commission and a wholly-owned subsidiary of US Holdings,

o its unregulated power generation assets to subsidiaries of TXU Energy, which is the new competitive business, and

o    its retail customers to an unregulated subsidiary retail electric provider
     (REP) of TXU Energy.

      In addition, as of January 1, 2002, US Holdings acquired the following businesses from within the TXU Corp. system and transferred them to TXU Energy: the REP of TXU SESCO Company; the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas business of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

      Business Acquisitions - On April 24, 2002, TXU Energy acquired a cogeneration and wholesale energy production business in New Jersey for $36 million in cash. The acquisition included a 122 megawatt combined-cycle energy production facility and various contracts, including electric supply and gas transportation agreements.

      Generation Plant Acquisitions and Dispositions - On May 31, 2002, TXU Energy acquired a 260 megawatt combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

      On April 25, 2002, TXU Energy completed the sale of its Handley and Mountain Creek generating plants in the Dallas-Fort Worth area with total plant capacity of 2,334 megawatts for $443 million in cash, including the assumption of an above-market price tolling agreement with a fair value of $190 million reflected in other liabilities. The tolling agreement provides for TXU Energy to purchase power during summer months for the next five years. A pretax gain on the sale of $146 million, net of the effects of the above-market tolling agreement, was deferred and included in other liabilities, and is being recognized in other income during summer months over the five-year term of the tolling agreement.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation - The businesses that were combined to form TXU Energy were operated by subsidiaries of TXU Corp. under common ownership and control prior to January 1, 2002. The financial information for power generation and certain retail operations included in the 2001 combined financial statements was derived from the historical financial statements of US Holdings. The financial information for the wholesale sales, trading and risk management activities and the unregulated commercial and industrial retail gas business included in the 2001 combined financial statements was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the 2001 combined financial statements was derived from the separate historical financial statements of those entities. The financial information for the REP of TXU SESCO Company was derived from the historical financial statements of TXU SESCO Company. The financial statements for periods subsequent to January 1, 2002, present TXU Energy's actual consolidated operating results. Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operation and financial position could have differed materially from those included in the financial statements for periods prior to January 1, 2002. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

      The prior year financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements presented herein.

      In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas businesses of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, which were originally part of ENSERCH Corporation, and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the September 30, 2002 balance sheet of TXU Energy.

      The condensed consolidated financial statements of TXU Energy have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      Revenue Recognition -- Revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an accrual for the value of electricity delivery fees and electricity from the meter reading date to the end of the period. The accrual of revenues is based on estimates, and reflects data provided by the Electric Reliability Council of Texas (ERCOT) and T&D utilities based on various estimation processes and routines. Final reconciliations of such estimated data may result in future adjustments to revenues.

      Income Taxes -- TXU Energy is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. TXU Energy uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis.

      Changes in Accounting Standards -- In June 2002, the Emerging Issues Task Force (EITF) reached a consensus on certain aspects of Issue 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities", regarding the presentation of trading activities in the statement of income. The new rules were effective for TXU Energy on July 1, 2002, and require that all trading contracts, whether or not physically settled, be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. Prior period amounts have been reclassified to conform to this new reporting requirement. The table below summarizes the impact on TXU Energy's operating revenues and energy purchased for resale, fuel consumed and delivery costs of the new reporting requirements. Transactions affected by the new reporting requirements represent contracts that provided for physical delivery but were settled financially without delivery, as well as contracts physically settled but classified as trading activities. The new reporting requirements have no impact on TXU Energy's gross margin, net income or cash provided by operating activities.


                                                                     Three Months Ended           Nine Months Ended
                                                                         September 30,               September 30,
                                                                      -----------------           -----------------
                                                                       2002        2001           2002        2001
                                                                       ----        ----           ----        ----
                                                                                  Millions of Dollars


Operating revenues before reclassification...................         $5,442      $2,728       $12,487      $8,901
Less:   Energy purchased for resale, fuel consumed and
        delivery fees netted with revenues...................          3,024         981         6,254       4,254
                                                                      ------      ------        ------      ------
Operating revenues after reclassification....................         $2,418      $1,747        $6,233      $4,647
                                                                      ======      ======        ======      ======

Energy  purchased for resale,  fuel consumed and delivery fees
        before reclassification..............................          4,565       1,913         9,935       6,843
Less:   Energy purchased for resale, fuel consumed and
        delivery fees netted with revenues...................          3,024         981         6,254       4,254
                                                                      ------      ------        ------      ------
Energy purchased for resale, fuel consumed and delivery fees
        after reclassification...............................         $1,541      $  932        $3,681      $2,589
                                                                      ======      ======        ======      ======


      On October 25, 2002, the EITF rescinded EITF Consensus No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only contracts that are derivatives under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", will be subject to mark-to-market accounting. Trading contracts that may not be derivatives under SFAS No. 133 consist primarily of gas storage, power tolling, full requirements and capacity contracts. This new accounting rule will be effective for new contracts entered into after October 25, 2002. The cumulative effect of the change on all existing contracts will be recorded no later than the first quarter of 2003. TXU Energy has not determined the impact this change in accounting method will have on its results of operations.

      SFAS No. 142 became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXU Energy's existing goodwill ($1million annually) ceased effective January 1, 2002.

            In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXU Energy completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. The annual test for impairment will be made as of October 1 each year.

         SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. TXU Energy will change its reporting for nuclear decommissioning costs to conform to the new standard, as well as conform its accounting for all other asset retirement obligations to the new standard effective with 2003 reporting.

         SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by TXU Energy has not affected its financial position or results of operations.

         SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt". Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions".

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

      For accounting standards not yet adopted or implemented, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.    FINANCING ARRANGEMENTS

      Credit Facilities - TXU Corp., US Holdings, TXU Energy and Oncor had credit facilities (some of which provide for long-term borrowings) available as follows:


                                                                                          Credit Facilities
                                                                           ----------------------------------------------------
                                                                            At September 30, 2002    At November 5, 2002(a)
                                                                           ----------------------    --------------------------
                                                           Authorized      Facility  Letters of     Cash    Letters of   Cash
Facility                               Expiration Date      Borrowers        Limit     Credit    Borrowings   Credit  Borrowings
--------                               ---------------     ----------      --------  ---------   ---------- --------- ----------
                                                                                                  (Millions of Dollars)

364-Day Revolving Credit Facility.      April 2003        US Holdings, TXU
                                                            Energy,Oncor    $ 1,000     $  81     $    -      $  88     $ 912
Five -Year Revolving Credit             February 2005     US Holdings
 Facility(b)......................                                            1,400       462          -        461       939
Three-Year Revolving Credit Facility    May 2005          TXU Corp.             500        --        350          -       500
Standby Liquidity Facility........      November 2002     US Holdings           400         -          -          -       400
Standby Liquidity Facility........      November 2002     US Holdings, TXU
                                                           Energy, Oncor        400         -          -          -       400
                                                                            -------     -----    -------      -----    ------
      Total (c)...................                                          $ 3,700     $ 543     $  350      $ 549    $3,151
                                                                            =======     =====     ======      =====    ======

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities. These funds and other available cash will be used, in part, to repay outstanding commercial paper.
(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.
(c)  Supported commercial paper borrowings.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility is used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003, but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

      In the second quarter of 2002, each of TXU Energy and Oncor began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the TXU Energy and Oncor programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which TXU Energy's portion was $979 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

      All of the credit facilities discussed above are included in the credit facilities table above.

      TXU Energy is also provided short-term financing by TXU Corp. and its affiliated companies. TXU Energy had short-term advances from affiliates of $515 million and $250 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

      Long-Term Debt -- In July 2002, TXU Energy redeemed at par the remaining $635 million principal amount of its floating rate debentures due May 20, 2003. TXU Energy funded the redemption through the issuance of commercial paper, advances from affiliates and cash from operations.

         In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in a private placement with registration rights. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. US Holdings used the repayments from Oncor to repay advances from TXU Energy and TXU Corp. TXU Energy used the repayments to redeem $865 million principal amount of floating rate debentures due May 20, 2003.

      Also in May 2002, the Brazos River Authority issued $61 million principal amount of weekly reset floating rate pollution control revenue refunding bonds for TXU Energy to refund a similar principal amount of pollution control revenue bonds.

      In February 2002, TXU Mining redeemed $70 million of its 6.875% senior notes due 2005 and $53 million of its 7.0% senior notes due 2003.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of September 30, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, TXU Energy had sold $1,139 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $547 million and $575 million in subordinated notes, with $17 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

4.    MEMBER INTERESTS


                                                                                        September 30,  December 31,
                                                                                            2002          2001
                                                                                        -----------    -----------
      Capital account........................................................               $4,699       $4,196
      Accumulated other comprehensive income (loss)..........................                (120)          16
                                                                                            -----        -----
           Total member interests............................................               $4,579       $4,212
                                                                                            ======       ======

   In the first quarter of 2002, goodwill of $468 million, net of accumulated amortization, was transferred to TXU Energy, which was accounted for as a non-cash capital contribution. In addition, $15 million of advances from affiliates were converted to capital during the nine months ended September 30, 2002.

     On March 6, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy approved cash distributions of $177 million and $200 million, which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. On August 7, 2002, TXU Energy approved a cash distribution of $200 million, which was paid to US Holdings on October 1, 2002. On November 15, 2002, TXU Energy approved a cash distribution of $200 million payable to US Holdings on January 2, 2003.

5.       REGULATION AND RATES

         Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion, which would be issued by Oncor. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's orders are upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' 2001 Form 10-K.

         Under Commission rules, affiliated REPs of utilities are allowed to petition the Commission for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 4% from the level used to set the previous price-to-beat fuel factor rate. In April 2002, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates. On August 23, 2002, the Commission approved the fuel factor increase. The fuel factor increase was implemented for the billing month beginning on August 26, 2002. Average residential customers using 1,000 KWh saw an increase of just under 5% in their monthly electric bill.

      TXU Energy is the current provider of last resort (POLR) for residential and small non-residential customers in all areas of Electric Reliability Council of Texas (ERCOT) where customer choice is available, except in its traditional service areas, and is the POLR for large non-residential customers in its traditional service area. TXU Energy's current POLR contract ends on December 31, 2002. On August 22, 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, effective September 24, 2002, residential and small non-residential customers served by affiliated REPs and all large non-residential customers could be subject to disconnection for non-payment rather than being transferred to a POLR provider. Also effective on September 24, 2002, non-affiliated REPs ceased transferring non-paying customers to the POLR provider, and instead began transferring them to the affiliated REP. Within the new POLR framework, the POLR only provides electric service to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. This limited POLR service will be provided by certified REPs for a two-year period beginning January 1, 2003, and will be selected through a competitive bid process. If no bids are submitted or all bids are rejected, a lottery will be conducted to select a POLR to serve residential, small non-residential customers and large non-residential customers. Only the affiliated REP and the POLR can disconnect residential and small non-residential customers for non-payment under the revised rules. Large non-residential customers can be disconnected by any REP if the customer's contract allows for it. The Commission will consider whether all REPs should be able to disconnect non-paying customers and will make a determination by October 1, 2004.

6.    COMMITMENTS AND CONTINGENCIES

      Commodity Purchase and Transportation Contracts - TXU Energy has entered into various power purchase contracts requiring the payment of annual capacity fees. In addition, TXU Energy buys gas under various types of long-term and short-term contracts in order to assure reliable supply to, and to help meet the expected needs of, its power generation assets and its wholesale and retail customers. Many of these gas purchase contracts require minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. TXU Energy also has commitments under coal purchase and transportation contracts. Including contracts entered into subsequent to December 31, 2001, future minimum commitments under existing agreements are estimated as follows:

           October 1 through December 31, 2002....       $    83
           2003...................................           368
           2004...................................           248
           2005...................................           175
           2006...................................           141
           Thereafter.............................            28
                                                         -------
                 Total  minimum commitments.......       $ 1,043
                                                         =======

      Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas pipeline companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel as a defendant in this litigation. Quinque has dismissed its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. No amount of damages has been specified in the petition. While TXU Energy and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Energy and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at September 30, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7% per annum. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for each of 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at September 30, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings would, however, be contingently liable in the event of a default by the municipality.

      General -- TXU Energy and its subsidiaries are involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of TXU Energy, is not expected to have a material effect upon their financial position, results of operations or cash flows.

      Retail Clawback -- The legislation passed by the Texas Legislature to restructure the electric utility industry in Texas included a provision to incent affiliated REPs of utilities to actively compete for customers outside their traditional service areas. If TXU Energy retains more than 60% of its residential and small business customers in its traditional service area after the first two years of competition, TXU Energy would pay a retail clawback amount to Oncor over a two-year period, which Oncor will apply as a credit to (reduction of) its delivery rates to REPs, including TXU Energy, serving customers under price-to-beat rates. The amount of the retail clawback will be equal to the number of residential and small business customers retained by TXU Energy in its traditional service area as of January 1, 2004 less the number of new customers added outside that service area as of that date, multiplied by $90. The calculation will be done separately for each of the residential and small business classes. The terms of the retail clawback, as described above, are pursuant to the settlement plan approved by the Commission. The ultimate effect of the retail clawback on the financial results of TXU Energy cannot be reasonably estimated at this time.

7.    SUPPLEMENTARY FINANCIAL INFORMATION

       Regulated Versus Unregulated Operations --

                                                                  Three Months Ended     Nine Months Ended
                                                                     September 30,         September 30,
                                                                   -----------------     -----------------
                                                                      2002     2001         2002     2001
                                                                   -------- --------     -------- --------
      Operating revenues
          Regulated...........................................       $   --  $ 1,669      $    --  $ 4,449
          Unregulated.........................................        2,418       78        6,233      198
                                                                     ------  -------      -------  -------
               Total operating revenues.......................        2,418    1,747        6,233    4,647
                                                                     ------  -------      -------  -------
      Operating expenses
          Energy purchased for resale - regulated.............           --      419           --      980
          Energy purchased for resale - unregulated...........        1,054        9        2,549       16
          Fuel consumed - regulated...........................           --      504           --    1,593
          Fuel consumed - unregulated.........................          487       --        1,132       --
          Operation and maintenance - regulated...............           --      163           --      479
          Operation and maintenance - unregulated.............          357       84        1,081      201
          Depreciation and amortization.......................          111       96          328      296
          Taxes other than income.............................           51       29          154       84
                                                                     ------  -------      -------  -------
               Total operating expenses.......................        2,060    1,304        5,244    3,649
                                                                     ------  -------      -------  -------
      Operating income........................................       $  358  $   443      $   989  $   998
                                                                     ======  =======      =======  =======

      Certain operations of TXU Energy are included in the 2002 periods above as unregulated, as the Texas market is now open to competition. However, retail pricing to residential and small business customers in TXU Energy's traditional service area continues to be subject to certain price controls as discussed in
Note 5.


      Other Income and Deductions  --


                                                                  Three Months Ended     Nine Months Ended
                                                                     September 30,         September 30,
                                                                   -----------------     -----------------
                                                                      2002     2001         2002     2001
                                                                   -------- --------     -------- --------
      Other income
          Gain on sale of properties..........................       $   18  $     -      $    30  $     -
          Other...............................................            2        3            4        5
                                                                     ------  -------      -------  -------
               Total other income.............................       $   20  $     3      $    34  $     5
                                                                     ======  =======      =======  =======
      Other deductions
          Loss on sale of properties..........................       $    -  $     1      $     -  $     1
          Regulatory asset write-off..........................            -       21            -       21
          Other...............................................            5        3           10       11
                                                                     ------  -------      -------  -------
                        Total other deductions................       $    5  $    25      $    10  $    33
                                                                     ======  =======      =======  =======

      Accounts Receivable -- At September 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $92 million and $24 million, respectively. Accounts receivable included $726 million and $288 million of unbilled revenues at September 30, 2002 and December 31, 2001, respectively. The increase in uncollectible accounts receivable and unbilled revenues reflects the temporary effects of the transition to competition.

      Inventories by Major Category --

                                                                                        September 30,   December 31,
                                                                                            2002            2001
                                                                                         ----------      ----------

   Materials and supplies.........................................................        $   161         $  148
   Fuel stock...................................................................               61             62
   Gas stored underground.........................................................             62             49
                                                                                          -------         ------
      Total inventories...........................................................        $   284         $  259
                                                                                          =======         ======

      Property, Plant and Equipment --

                                                                                        September 30,   December 31,
                                                                                            2002           2001
                                                                                        ------------   ------------

   Electric production............................................................        $16,475        $16,627
   Other .........................................................................            470            242
                                                                                          -------         ------
      Total.......................................................................         16,945         16,869
   Less accumulated depreciation..................................................          6,341          6,186
                                                                                          -------         ------
      Net of accumulated deprecation..............................................         10,604         10,683
   Construction work in progress..................................................            270            361
   Nuclear fuel (net of accumulated amortization: 2002- $836 - 2001-$787).........            148            146
   Reserve for regulatory disallowances...........................................           (836)          (836)
                                                                                          -------         ------
      Net property, plant and equipment..........................................         $10,186         $10,354
                                                                                          =======         =======

      Capitalized Software -- Capitalized software costs of $210 million at September 30, 2002 and $100 million at December 31, 2001 were included in property, plant and equipment. Amortization expense of $17 million and $48 million relating to these software costs was recorded for the three and nine months ended September 30, 2002, respectively. The increase in capitalized software costs reflects the development of new systems to support the transition to competition.

      Goodwill -- At September 30, 2002, and December 31, 2001, goodwill is stated net of accumulated amortization of $60 million and $4 million, respectively.

      Derivatives and Hedges -- During the first nine months of 2002, existing accounting hedges of anticipated sales from baseload production in TXU Energy became less effective due to changes in ERCOT market rules and conditions. TXU Energy experienced net hedge ineffectiveness, primarily related to these contracts, of $3 million and $36 million for the three and nine months ended September 30, 2002, respectively. Net hedge ineffectiveness was reported as a reduction of revenues for the respective periods. Accounting hedges of interest rate risk remained highly effective during the period.

      As of September 30, 2002, it is expected that $29 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges.

      Affiliate Transactions -- Reference should be made to Note 5 regarding the regulatory settlement plan and the Business Separation Agreement between TXU Energy and Oncor. In accordance with the Business Separation Agreement, TXU Energy records interest expense payable to Oncor with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest expense reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory asset. For the three and nine months ended September 30, 2002, this interest expense totaled $6 million and $17 million, respectively. In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including TXU Energy, for a two-year period. The principal and interest payments on the note payable to Oncor reimburse Oncor for the credit applied to the delivery fees billed to REPs. For the three and nine months ended September 30, 2002, the principal payments made on the note payable totaled $86 million and $133 million, and the interest expense totaled $5 million and $17 million, respectively. TXU Energy also incurs electricity delivery fees charged by Oncor. For the three and nine months ended September 30, 2002, these fees totaled $441 million and $1.3 billion, respectively. TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three and nine months ended September 30, 2002, these costs totaled $68 million and $211 million, respectively, and are included in operation and maintenance expenses.

8.    SUBSEQUENT EVENTS

     On November 18, 2002, TXU Corp. announced that TXU Energy had secured $750 million in private financing in the form of exchangeable subordinated notes due 2012. The transaction is expected to close on or about November 22, 2002. The notes will carry an interest rate of 9% per annum and can be exchanged by the holder at any time for TXU Corp. common stock at an exercise price of $13.15 per share of common stock. The number of shares subject to issuance will be calculated by dividing the principal amount of notes to be exchanged by the exercise price. The net proceeds will be used to repay debt and for other general corporate purposes. TXU Energy has the right to require the holder of the notes to exchange the notes for a preferred equity interest with economic and other terms substantially identical to the notes. TXU Energy has 180 dys after the closing to consummate such an exchange.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      OVERVIEW

      TXU Energy Company LLC (TXU Energy) is a Delaware limited liability company that began operations on January 1, 2002. TXU Energy is an unregulated, wholly-owned subsidiary of TXU US Holdings Company (US Holdings), formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. As of that date, US Holdings transferred to TXU Energy its power generation assets and retail customers. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the retail electric provider (REP) of TXU SESCO Company; the wholesale trading and risk management operations and the unregulated commercial and industrial (C&I) retail gas business of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power generation operations. On January 1, 2002, US Holdings also transferred its transmission and distribution (T&D) operations to Oncor Electric Delivery Company (Oncor).

      TXU Energy engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales and other energy related services in North America.

      In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas businesses of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation. As a result of TXU Energy's acquisition of the businesses from TXU Gas, that were originally part of ENSERCH Corporation, and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the September 30, 2002 balance sheet of TXU Energy.

      The prior year financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements presented herein.

      Effective January 1, 2002, TXU Energy incurs electricity delivery fees charged by Oncor and other T&D utilities, which TXU Energy includes in billings to its large C&I customers. For residential and small business customers, the price-to-beat rates include a delivery component, but such billed amounts are not necessarily equivalent to delivery fees incurred by TXU Energy. These fees are reflected in TXU Energy's revenues and cost of energy for the three and nine months ended September 30, 2002, but is not included in TXU Energy's revenues and cost of energy for the three and nine months ended September 30, 2001, because the prior year financial statements were prepared on an unbundled basis. TXU Energy's gross margin for 2002 periods is not materially affected by the inclusion of these electricity delivery fees.

RESULTS OF OPERATIONS

                                                                    Three Months Ended      Nine Months Ended
                                                                       September  30,          September 30,
                                                                    ------------------      -----------------
                                                                      2002        2001        2002       2001
                                                                      ----        ----        ----        ----
Operating statistics -
Retail electric sales volumes (GWh)..............................    27,394       30,461     72,551     78,064

Wholesale electric sales volumes (non-trading physically
  settled)(GWh)..................................................     9,260        2,444     22,447      5,178

Customers (end of period & in thousands)
  Electric.......................................................                             2,763      2,727
  Gas ...........................................................                                 2          3
      Total customers............................................                             2,765      2,730

Physical and financial wholesale trading and risk management volumes:
  Electric (GWh).................................................   232,613       89,344  1,277,526    222,940
  Gas (Bcf)......................................................     5,581        3,998     15,354      7,699


                                                                      Three Months Ended        Nine Months Ended
                                                                          September 30,           September 30,
                                                                      ------------------        -----------------
                                                                        2002       2001         2002       2001
                                                                        ----       ----         ----       ----
Operating revenues (millions of dollars):
 Retail electric..................................................   $1,491      $1,653       $4,034     $4,312
 Electric delivery fees...........................................      441         -          1,255         -
                                                                     ------      ------       ------     ------
          Total...................................................    1,932       1,653        5,289      4,312
                                                                     ------      ------       ------     ------

Wholesale electric revenues (non-trading physically settled)......      327          25          645         77

Wholesale energy revenues - trading and risk management
activities.........................................................     123          52          237        106

Other revenues.....................................................      36          17           62        152
                                                                     ------      ------       ------     ------

          Total operating revenues.................................  $2,418      $1,747       $6,233     $4,647
                                                                     ======      ======       ======     ======

Weather(average for service area)**
      Percent of normal
             Cooling degree days...................................    99.8%      99.1%       102.1%     101.6%
             Heating degree days...................................       -         -          98.6%     104.3%


** Weather data is obtained from Meteorlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce.)

Three Months Ended September 30, 2002 versus Three Months Ended September 30,
2001
-----------------------------------------------------------------------------
      See Note 2 to Financial Statements for the impact of the presentation of revenues for trading activities pursuant to Emerging Issues Task Force Issue 02-3.

      Operating revenues in 2002 include an estimated $441 million in electric delivery fees billed to customers. Excluding these fees, TXU Energy's operating revenues increased $230 million, or 13%, to $2.0 billion for the third quarter of 2002. Non-trading wholesale electric revenues increased $302 million to $327 million on higher sales volumes in the newly deregulated Electric Reliability Council of Texas (ERCOT) power market. Wholesale trading and risk management revenues increased $71 million, or 137%, on favorable results from increased activity in ERCOT and other markets. Retail electric revenues declined $162 million, or 10%, to $1.5 billion on a 10% decline in overall volumes and lower average pricing. Lower volumes reflected increased competitive activity in the large C&I power market. Lower retail electric pricing reflected lower average C&I prices and lower regulated price-to-beat rates effective in 2002 for residential and small business customers. In addition to a lower base rate component of the price-to-beat rate as compared to the 2001 base rate, the fixed fuel factor component of the price-to-beat rate is lower than the fuel costs incurred and recognized in revenues in 2001.

      Gross margin (operating revenues less energy purchased for resale, fuel consumed and delivery fees) increased $62 million, or 8%, to $877 million in the third quarter of 2002. The increase was driven by favorable results from expanded wholesale sales, trading and risk management activities in the ERCOT market and lower average costs of power sold, partially offset by the effect of lower retail electric volumes and pricing. Revenues and gross margin in 2002 included a positive $8 million net effect of mark-to-market accounting for commodity positions, compared to $86 million in 2001.

      Operation and maintenance expense increased $110 million, or 45%, to $357 million in the third quarter of 2002. The increase in operation and maintenance expense reflected $69 million in higher staffing and other operating costs related to the expanded retail sales operations and wholesale sales, trading and risk management activities and $18 million in increased bad debt expense, all due largely to the opening of the Texas electricity market to competition. The increase in operation and maintenance expense also reflected retail customer support costs and bad debt expense reported in Oncor's results in 2001. Total net pension and postretirement benefit expense increased $2 million in 2002.

      Operation and maintenance expenses for TXU Energy are expected to decline in 2003. This decline reflects temporarily higher costs incurred in 2002, including bad debts and other administrative expenses arising from the transition to deregulation, as well as planned reductions in certain developmental expenses. Certain of the planned actions are expected to result in severance charges in the fourth quarter of 2002.

      Depreciation and amortization increased $15 million, or 16%, due largely to investments in computer systems and expansion of office facilities to support the opening of the Texas electricity market to competition.

      Taxes other than income rose $22 million, or 76%, due primarily to state gross receipts taxes that were reported in Oncor's results in 2001.

      Operating income decreased $85 million, or 19%, to $358 million in 2002, reflecting the increased operating expenses partially offset by the improvement in gross margin.

      Other income increased $17 million, primarily reflecting amortization of a gain on the sale of two generating plants in early 2002.

      Other deductions decreased by $20 million, reflecting a $21 million write-off of regulatory assets in 2001.

      Interest income declined $12 million, or 100%, primarily due to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in 2001.

      Interest expense and other charges decreased $10 million, or 18%, to $45 million in 2002, reflecting lower interest rates.

      The effective tax rate increased to 30.8% in 2002 from 26.7% in 2001 due primarily to the effect of nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

      Net income declined $50 million, or 18%, to $227 million in the third quarter of 2002, reflecting higher operating expenses, partially offset by growth in gross margin and the positive effects of items discussed above for other income and other deductions. Net pension and postretirement benefit expense reduced net income by $4 million in 2002 and $3 million in 2001.

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001
-------------------------------------------------------------------------------
      See Note 2 to Financial Statements for the impact of the presentation of revenues for trading activities pursuant to Emerging Issues Task Force Issue 02-3.

      Operating revenues in 2002 include an estimated $1.3 billion in electric delivery fees billed to customers. Excluding these fees, TXU Energy's operating revenues increased $331 million, or 7%, to $5.0 billion for the first nine months of 2002. Non-trading wholesale electric revenues increased $568 million to a total of $645 million on higher sales volumes in the newly deregulated ERCOT power market. Wholesale trading and risk management revenues increased $131 million, or 124%, on favorable results from increased activity in ERCOT and other markets. Retail electric revenues declined $278 million, or 6%, to $4.0 billion on a 7% decline in overall volumes and lower average pricing. Lower volumes reflected increased competitive activity in the large C&I power market. Lower retail electric pricing reflected lower average C&I prices and lower regulated price-to-beat rates effective in 2002 for residential and small business customers. In addition to a lower base rate component of the price-to-beat rate as compared to the 2001 base rate, the fixed fuel factor component of the price-to-beat rate is lower than the fuel costs incurred and recognized in revenues in 2001.

      Gross margin increased $494 million, or 24%, to $2.6 billion for the first nine months of 2002. The increase was driven by favorable results from expanded wholesale sales, trading and risk management activities in the ERCOT market and lower average costs of power sold, partially offset by the effect of lower retail electric volumes and pricing. Revenues and gross margin in 2002 included a negative $4 million net effect of mark-to-market accounting for commodity positions, compared to a positive impact of $188 million in 2001.

      Operation and maintenance expense increased $401 million, or 59%, to $1.1 billion for the first nine months of 2002. The increase in operation and maintenance expense reflected $265 million in higher staffing and other operating costs related to expanded retail sales operations and wholesale sales, trading and risk management activities and $111 million in increased bad debt expense, all due largely to the opening of the Texas electricity market to competition. The increase in operation and maintenance expense also reflected retail customer support costs and bad debt expense reported in Oncor's results for 2001. Total net pension and postretirement benefit expense increased $8 million in 2002.

      Operation and maintenance expenses for TXU Energy are expected to decline in 2003. This decline reflects temporarily higher costs incurred in 2002, including bad debts and other administrative expenses arising from the transition to deregulation, as well as planned reductions in certain developmental expenses. Certain of the planned actions are expected to result in severance charges in the fourth quarter of 2002.

      Depreciation and amortization increased $32 million, or 11%, primarily due to investments in computer systems and expansion of office facilities.

      Taxes other than income rose $70 million, or 83%, due to state gross receipts taxes that were reported in Oncor's results in 2001.

      Operating income decreased $9 million, or 1%, to $989 million for the first nine months of 2002 reflecting higher operating expenses partially offset by the growth in gross margin.

      Other income increased $29 million, primarily reflecting amortization of a gain on the sale of two generation plants in early 2002.

      Other deductions decreased by $23 million, reflecting a $21 million write-off of regulatory assets in 2001.

      Interest income declined $25 million, or 76%, in 2002 primarily due to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in 2001.

      Interest expense decreased $28 million, or 16%, due to lower interest rates.

      The effective tax rate increased to 31.5% from 28.8% in 2001, primarily due to the effect of nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

      Net income increased $10 million, or 2%, to $597 million for the first nine months of 2002. The increase was driven by growth in gross margin and the positive effects of items discussed above for other income and other deductions, partially offset by higher operating expenses. Net pension and postretirement benefit expense reduced net income $15 million in 2002 and $10 million in 2001.

COMMODITY CONTRACT AND MARK-TO-MARKET ACTIVITIES

      The table below summarizes the changes in commodity contract assets and liabilities for the nine months ended September 30, 2002. The net decrease, excluding "other activity" as described below, of $4 million represents the net unfavorable effect of mark-to-market accounting on earnings for the nine months ended September 30, 2002 ($8 million net favorable effect for the three months ended September 30, 2002). This effect represents the difference between earnings under mark-to-market accounting versus accounting for gains and losses upon settlement of the contracts.

    Balance of net commodity contract assets/(liabilities) at December 31, 2001        $ 378

    Settlements of positions included in the opening balance (1) .........              (177)

    Unrealized mark-to-market valuations of positions held at end of period (2)          173

    Other activity (3)....................................................                18
                                                                                       -----
    Balance of net commodity contract assets/(liabilities) at September 30,
     2002 .................................................................            $ 392
                                                                                       =====

(1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of December 31, 2001.

(2) Includes unrealized gains of $36 million recognized upon origination of certain contracts. There were no significant changes in fair value attributable to changes in valuation techniques.

(3) Represents net option premiums paid/(received) in the current period and a commodity contract transferred from TXU Gas. Also includes reclassifications of commodity contract assets and liabilities, including $71 million of unsettled liabilities to Enron reclassified to other current liabilities. These activities have no effect on unrealized mark-to-market valuations.

      The above table includes all trading and non-trading commodity contracts that are marked to market in net income.

      Of the net commodity contract asset balance above at September 30, 2002, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $405 million. The offsetting net liability of $13 million included in the September 30, 2002 balance consists of net option premiums received. The following table presents the unrealized mark-to-market balance at September 30, 2002 scheduled by contractual settlement dates of the underlying positions (in millions).


                                 Maturity dates of unrealized net mark-to-market balances at September 30, 2002
                                 ------------------------------------------------------------------------------
                                        Maturity                                      Maturity in
                                       less than        Maturity of   Maturity of      Excess of
    Source of fair value                1 year           1-3 years     4-5 years        5 years         Total
    --------------------               ---------       -----------   ------------     ----------        -----

    Prices actively quoted..               $ (6)           $  1           $  -            $  -          $ (5)
    Prices provided by other
      external sources......                200             121             27               6           354
    Prices based on models..                 29              13              8               6            56
                                           ----            ----           ----            ----          ----
    Total...................               $223            $135           $ 35            $ 12          $405
                                           ====            ====           ====            ====          ====
    Percentage of total ....                 55%             33%             9%              3%          100%

      As the above table indicates, approximately 88% of the unrealized mark-to-market valuations at September 30, 2002 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2005. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter (OTC) broker quotes are available. OTC quotes for power and natural gas generally extend through 2005 and 2010, respectively. This category also includes values of large C&I retail sales contracts. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled by TXU Energy as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

COMPREHENSIVE INCOME

      TXU Energy has historically used, and will continue to use, derivatives that are highly effective in offsetting future cash flow volatility in interest rates and energy commodity prices. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

      The amounts included in other comprehensive income reflect the value of the cash flow hedges, based on current market conditions, to be used in the future to offset the impact on related payments of expected changes in prices. The effects of the accounting hedges will be recorded in the statement of income as the related transactions are actually settled.

      Other comprehensive income for the three months ended September 30, 2002 reflected a loss of $47 million (net of tax effect), which was due to a decrease in the fair value of interest rate hedges because of lower interest rates, partially offset by an increase in the fair value of commodity hedges. Other comprehensive income for the nine months ended September 30, 2002 reflected a loss of $136 million (net of tax effect), which was due to a decrease in the fair value of interest rate hedges as well as a decrease in the fair value of commodity hedges.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

      Cash Flows -- Cash flows provided by operating activities for the first nine months of 2002 were $897 million compared to $1,152 million for the first nine months of 2001. The decrease of $255 million, or 22%, reflected higher accounts receivable in 2002. Unbilled accounts receivable in the retail electric operations reflected an increase of approximately $288 million related to the opening of the Texas electricity market to competition. Of this amount, $208 million represented delayed billing amounts, predominantly in large C&I accounts. These delays have been caused primarily by temporary transition issues including customer switching and billing, and new processes and systems within ERCOT and TXU Energy. The remaining increase of $80 million in unbilled accounts receivable represented the effect of the new ERCOT protocol that allows five days to clear meter-read data through ERCOT, as well as other permanent changes in the billing processes. The decline in cash flows also reflected the effect of $194 million in margin deposits returned in 2001 (in exchange for letters of credit.) Cash flow performance in 2002 was favorably impacted by a $293 million increase in accounts payable to Oncor due to Oncor's start-up of billing REPs for T&D charges effective January 1, 2002.

      Cash flows used in financing activities were $1.0 billion in 2002 and $872 million in 2001. Net issuances, retirements and repurchases of debt securities totaled $1.6 billion. Cash distributions paid to US Holdings were $577 million. Issuances of commercial paper totaled $979 million and advances from affiliates increased $226 million.

      Cash flows provided by investing activities for 2002 totaled $128 million compared to $275 million used for investing activities in 2001. Proceeds in 2002 from the sale of the Handley and Mountain Creek power plants in the Dallas-Ft. Worth area were $443 million. Acquisitions in 2002 included $36 million for a cogeneration and wholesale production business in New Jersey. Capital expenditures declined to $203 million in 2002 from $230 million, reflecting the spending in 2001 for computer system development and office facilities in connection with the opening of the Texas market to competition. Nuclear fuel spending of $51 million reflected scheduled refueling at one of the nuclear generating units.

      As a result of constraints on capital in the energy sector and TXU Corp.'s decision to significantly reduce planned capital expenditures in all its businesses, certain generation plant development projects may not be completed. TXU Energy has certain assets, primarily generation equipment, with a carrying value of approximately $340 million, a portion of which may become subject to impairment and sale.

      Credit Facilities - TXU Corp., US Holdings, TXU Energy and Oncor had credit facilities (some of which provide for long-term borrowings) available as follows:


                                                                                             Credit Facilities
                                                                           ----------------------------------------------------
                                                                            At September 30, 2002    At November 5, 2002(a)
                                                                           ----------------------    --------------------------
                                                           Authorized      Facility  Letters of     Cash    Letters of   Cash
Facility                               Expiration Date      Borrowers        Limit     Credit    Borrowings   Credit  Borrowings
--------                               ---------------     ----------      --------  ---------   ---------- --------- ----------
                                                                                                  (Millions of Dollars)

364-Day Revolving Credit Facility.      April 2003        US Holdings, TXU
                                                           Energy, Oncor    $ 1,000     $  81     $    -      $  88     $ 912
Five -Year Revolving Credit             February 2005     US Holdings
Facility(b).......................                                            1,400       462          -        461       939
Three-Year Revolving Credit Facility    May 2005          TXU Corp.             500        --        350          -       500
Standby Liquidity Facility........      November 2002     US Holdings           400         -          -          -       400
Standby Liquidity Facility........      November 2002     US Holdings, TXU
                                                           Energy, Oncor        400         -          -          -       400
                                                                            -------     -----    -------      -----     -----
      Total(c)....................                                          $ 3,700     $ 543     $  350      $ 549     $3,151
                                                                            =======     =====     ======      =====     ======

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities. These funds and other available cash will be used, in part, to repay outstanding commercial paper. (See discussion under Recent Actions by TXU Corp.)
(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.
(c)  Supported commercial paper borrowings.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility is used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

      In the second quarter of 2002, each of TXU Energy and Oncor began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the TXU Energy and Oncor programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which TXU Energy's portion was $979 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

      All of the credit facilities discussed above are included in the credit facilities table above.

      Over the next twelve months, TXU Energy will have financing needs to fund ongoing working capital requirements and maturities of debt. TXU Energy has funded or intends to fund these financing needs through cash flows from operations, advances from affiliates, short-term credit facilities and the issuance of long-term debt or other securities. Other potential sources of funding include proceeds from asset sales, bank borrowings and issuances of commercial paper.

      Issuances and Retirements -- During the nine months ended September 30, 2002, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                    Issuances   Retirements
                                                    ---------   -----------
                                                     (Millions of  Dollars)
TXU Energy
    Floating rate debentures..................       $    -      $1,500
    Pollution control revenue bonds...........           61          61
    Other long-term debt......................            -         122
                                                     ------      ------
                                                     $   61      $1,683
                                                     ======      ======

      See Note 3 to Financial Statements for further detail of debt issuance and retirements.

     On November 18, 2002, TXU Corp. announced that TXU Energy had secured $750 million in private financing in the form of exchangeable subordinated notes due 2012. The transaction is expected to close on November 22, 2002. The notes bear interest of 9% per annum, the payment of which is permitted to be deferred. The notes can be exchanged by the holder at any time for TXU Corp. common stock at an exercise price of $13.15 per share of common stock. The number of shares subject to issuance will be calculated by dividing the principal amount of notes to be exchanged by the exercise price. On the basis of the current outstanding amount of TXU Corp. common stock, the shares to be issued would represent approximately 17% of the TXU Corp. common stock on a fully diluted basis. The net proceeds will be used to repay debt and for other general corporate purposes. The financing agreement is with an institutional investment firm, DLJ Merchant Banking Partners III, which will have the right to designate one member on the board of managers at TXU Energy and nominate one board member to the TXU Corp. board of directors. TXU Energy has the right to require the holder of the notes to exchange the notes for a preferred equity interest with economic and other terms substantially identical to the notes. TXU has 180 days after the closing to consummate such an exchange.

      Sale of Receivables --Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of September 30, 2002, the facility includes TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, TXU Energy had sold $1,139 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $547 million and $575 million in subordinated notes, with $17 million of losses on sales for the nine months ended September 30, 2002 principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

Recent Actions by TXU Corp.

      In October 2002, TXU Corp. made a determination to exit its TXU Europe Limited (TXU Europe) operations. Further, in consideration of concerns in US financial markets about its liquidity, such concerns having already been prevalent in the markets with respect to the performance of the US energy sector, TXU Corp. took the following actions to strengthen its credit position:

o Reduced its common stock dividend by 80 percent to an annual indicated rate of $.50 per share effective with the dividend payable in January 2003
o Significantly reduced planned capital expenditures in all its businesses. These reductions are primarily directed to developmental as opposed to maintenance spending.
o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions
o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default (TXU Australia's financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)
o    Drew $2.6 billion in cash on its US revolving credit facilities
o On October 30, 2002, entered into a commitment for a secured credit facility of up to $1 billion at Oncor. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

Credit Ratings of TXU Corp., US Holdings, Oncor and TXU Energy

      The current credit ratings, which are all investment grade, for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:

                             TXU Corp.         US Holdings           Oncor            TXU Energy
                           --------------     --------------       ----------        -------------
                              (Senior            (Senior           (Secured)           (Senior
                            Unsecured)          Unsecured)                            Unsecured)

     S&P...........            BBB-               BBB-                BBB                BBB

     Moody's.......            Baa3               Baa3                A3                 Baa2

     Fitch.........             BBB                BBB+               A-                 BBB+


     Moody's is currently reviewing its ratings of TXU Corp. and its US subsidiaries. S&P currently maintains a negative outlook for TXU Corp. and its subsidiaries. Fitch currently maintains a negative outlook for TXU Corp., but maintains a stable outlook for its US subsidiaries.

      A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of US Holdings, TXU Energy and Oncor contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of September 30, 2002, US Holdings, TXU Energy and Oncor were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Corp., US Holdings, TXU Energy and Oncor contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

Credit Rating Provisions
------------------------

      In the event of a downgrade of TXU Corp. to below investment grade, TXU Energy or one of its investment grade affiliates will be required to provide an additional guarantee of the obligation under the lease (approximately $145 million) for the TXU Energy Plaza headquarters building, or provide a letter of credit within 30 days of any such ratings decline. It is anticipated that TXU Energy would provide a guarantee in the event of a downgrade.

      TXU Energy has entered into certain trading contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that it's credit rating falls below investment grade.

      Based on its current trading positions, if TXU Energy were downgraded below investment grade, counterparties would have the option to request TXU Energy to post additional collateral of approximately $230 million.

      In addition, TXU Energy has a number of transactions where the counterparties would have the right to request TXU Energy to post collateral if its credit rating fell below investment grade. The amount TXU Energy would post under these transactions would depend, in part, on the value of the contract at that time. Based on current market conditions, the maximum TXU Energy might have to post for these transactions is approximately $338 million.

      TXU Energy is also the obligor on leases that total $168 million. Under the terms of those leases, if TXU Energy's credit rating falls below investment grade, TXU Energy could: sell the assets, assign the leases to a new obligor which is investment grade, post a letter of credit or defease the leases.

      ERCOT also has rules in place to assure adequate creditworthiness for parties that schedule power on the ERCOT System. Under those rules, if TXU Energy's credit ratings fell below investment grade, TXU Energy could be required to post collateral of approximately $52 million.

      Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor), are required to maintain a 'BBB-' (S&P) and a 'Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

      Other agreements of TXU Corp. and its subsidiaries, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

      Cross Default Provisions
      ------------------------

      Certain financing arrangements of TXU Corp. and its subsidiaries contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day Revolving Credit Facility, the $1.4 billion US Holdings 5-Year Revolving Credit Facility, the $400 million joint US Holdings/TXU Energy/Oncor Standby Liquidity Facility, the $400 million US Holdings Standby Liquidity Facility, the two letter of credit reimbursement and credit facility agreements ($68.1 million and $54.2 million currently outstanding, respectively); and the $103 million TXU Mining Company senior notes (which have a $1 million threshold). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day Revolving Credit Facility and the joint US Holdings/TXU Energy/Oncor $400 million Standby Liquidity Facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facilities to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under these two credit facilities, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facilities as to Oncor and US Holdings, but not as to TXU Energy. Further, under these two credit facilities, a default by US Holdings would cause the maturity of outstanding balances under such facilities to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

      The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

      TXU Energy, as the lessee, has certain mining and equipment leasing arrangements aggregating $226 million that would terminate upon the default on any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

      TXU Energy enters into trading and risk management contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

      US Holdings, TXU Energy and Oncor have other arrangements, including interest rate swap agreements and leases, with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

      Capitalization -- The capitalization ratio of TXU Energy at September 30, 2002 consisted of approximately 29% long-term debt less amounts due currently, and 71% member interests.

      On March 6, 2002, TXU Energy declared a cash distribution of $200 million, which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy declared cash distributions of $177 million and $200 million, which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. US Holdings used the proceeds to repay advances from TXU Corp. On August 7, 2002, TXU Energy declared a cash distribution of $200 million, which was paid to US Holdings on October 1, 2002.

      Minimum Pension Liability -- TXU Corp. believes that if actual investment returns continue at current levels and interest rates remain unchanged through the rest of the year, it will be required to record an increase in minimum pension liability as of December 31, 2002. The minimum pension liability represents the difference between the excess of the accumulated benefit obligation over the plans' assets and the liability recorded. A majority of the liability would be recorded as a reduction to shareholder's equity, as a component of accumulated comprehensive income. A preliminary estimate based on information available at this time indicates that the minimum pension liability for the TXU Corp. plan would be approximately $140 million. The recording of the liability will not affect TXU Corp.'s or any of its subsidiaries' financial covenants in any of their credit agreements.

      Further, based on current assumptions and available information, in 2003 funding requirements related to the pension plans are expected to increase by $10 million and pension expense is expected to increase approximately $30 million over the current year amounts for TXU Corp. Amounts applicable to TXU Energy have not yet been determined.

COMMITMENTS AND CONTINGENCIES

      See Note 6 to Financial Statements for a discussion of commitments and contingencies.

      All exposures related to Enron Corporation (Enron) have been provided for. TXU Energy's significant activities with Enron were associated with energy trading contracts. These positions were marked to market and resulted in a net liability to Enron of $107 million at December 31, 2001. The net liability at September 30, 2002 was $121 million. All contracts in existence at the date of the Enron bankruptcy have been terminated and are no longer marked to market and have been reclassified to other current liabilities.

REGULATION AND RATES

      See Note 5 to Financial Statements for discussion of regulation and rates.

CHANGES IN ACCOUNTING STANDARDS

      See Note 2 to Financial Statements for discussion of changes in accounting standards.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

      The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

      Some important factors, in addition to others specifically addressed in Management's Discussion and Analysis of Financial Condition and Results of Operations, that could have a significant impact on TXU Energy's operations and financial results, and could cause TXU Energy's actual results or outcomes to differ materially from those discussed in the forward-looking statements set forth below, include:

      The competitive electric market in Texas is new. TXU Energy, the Commission, ERCOT and other market participants have only limited operating history under the market framework created by the 1999 Restructuring Legislation. ERCOT's responsibilities include ensuring that information relating to a customer's choice of a REP is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted last year and are currently being experienced. Problems in the flow of information between ERCOT, the transmission and distribution utilities and the REPs have resulted in delays in switching customers from one REP to another and delays in billings to and payments from customers. While the flow of information is improving, operational problems in the new system and processes are still being worked out. If these issues are not effectively addressed in a timely manner, TXU Energy's financial results could be adversely affected.

      As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, may have a negative effect on the industry. TXU Energy believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Energy's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Energy cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

      TXU Energy is subject to changes in laws or regulations, including the Federal Power Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, and changing governmental policies and regulatory actions, including those of the Commission, the U.S. Nuclear Regulatory Commission and the Federal Energy Regulatory Commission, with respect to matters including, but not limited to, approval of the regulatory settlement plan, operation of nuclear power facilities, operation and construction of other power generation facilities, decommissioning costs, and present or prospective wholesale and retail competition. Given the newness of the competitive market in Texas, existing laws and regulations governing the market structure could be reconsidered, revised or reinterpreted or new laws or regulations could be adopted. Any changes to such laws and regulations could have a detrimental effect on TXU Energy's business.

      Risk factors specifically affecting the performance of TXU Energy's businesses in competitive wholesale and retail markets, particularly in Texas, include continuity and reliability of generation plant output, the price and supply of fuel and power purchased for resale, transmission constraints and congestion expenses, competition from new sources of generation, variability in demand for power, reduced market liquidity and/or reduced number of wholesale counterparties, market penetration by other REPs into TXU Energy's traditional service area, TXU Energy's ability to penetrate other REP's traditional service areas, reliability of computer systems and other processes maintained by ERCOT and availability and reliability of transmission and distribution facilities owned and operated by others. Further, as TXU Energy may enter into long-term power purchase and power sales agreements, its financial results could be adversely affected by changes in commodity market prices.

     Under rules established by the Commission, an affiliated REP is obligated to offer a specified price, referred to as the "price-to-beat", to requesting residential and small commercial customers in the traditional service area of its incumbent utility through January 1, 2007. The initial prices to beat for the affiliated REPs, including TXU Energy's, were established by the Commission on December 7, 2001. The price-to-beat consists of a base rate which is fixed, and a fuel factor component, which can change as discussed below. The base rate component of the price-to-beat for each affiliated REP is 6% less than the average rates, excluding fuel, in effect for its incumbent utility on January 1, 1999. The results of TXU Energy's retail electric operations in US Holdings' traditional service area will be largely dependent upon the amount of margin available to TXU Energy and the competitive REPs in TXU Energy's price-to-beat. The margin is dependent on the actual costs to generate and/or purchase power and deliver it to customers. Therefore, there is no assurance that margins will be positive or will be adequate to cover TXU Energy's operating expenses and result in a profit. If the amount of margin for competitive REPs in TXU Energy's price-to-beat is large, TXU Energy may lose customers to competitive REPs, as the REPs may be able to offer lower prices in TXU Energy's traditional service area. To mitigate the effect of increases in fuel prices, the Commission's rules provide for up to two requests annually to increase the fuel factor component of the price-to-beat. However, there is no assurance that such requests will be approved in the future or that amounts approved will be sufficient to offset the effect of higher fuel costs. TXU Energy requested and received approval from the Commission to increase the fuel factor component effective August 2002.

      In most retail electric markets outside the traditional service area of US Holdings, TXU Energy's principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Energy. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Energy to enter these markets.

      The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment and pipelines, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, TXU Energy's nuclear units face certain risks that are unique to the nuclear industry, including complexity of operation and future decommissioning and additional regulatory actions up to and including shut down of the units stemming from public safety concerns both at TXU Energy's plants and at the plants of other nuclear operators. Breakdown or failure of a TXU Energy operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of those agreements or incurring a liability for liquidated damages.

      TXU Energy uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks and engage in trading activities. TXU Energy could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. TXU Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could result in greater volatility of and/or declines in future financial results. Results from trading and risk management activities may be adversely affected as trading markets mature, or as activity in markets declines due to lack of credit-worthy counterparties, reduced price volatility and arbitrage opportunities or other factors.

      TXU Energy relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. TXU Energy's access to the financial markets could be adversely impacted by various factors, such as a reduction in its credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries and changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Energy's ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Energy's liquidity and credit could limit its short-term trading and risk management activities as well as its ability to enter into larger and longer-dated transactions.

     In accordance with the Business Separation Agreement, TXU Energy has recorded liabilities to Oncor that reflect the provisions of the regulatory settlement plan. TXU Energy has agreed to hold Oncor harmless, pursuant to that agreement, from the results of any additional disallowances by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation, should the approval of the regulatory settlement plan by the Commission not be upheld.

      The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity from TXU Energy. While not generally competitive now, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost- effective options for certain customers. Any reduction in the amount of electric energy sold by TXU Energy as a result of these technologies may have an adverse impact on TXU Energy's financial results in the future.

      Natural disasters, war, terrorist acts and other catastrophic events may impact TXU Energy's operations in unpredictable ways, including disruption of power production and energy delivery by T&D utilities, declines in customer demand, commodity price increases and instability in the financial markets.

      TXU Energy is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the use of certain fuels required for the production of electricity. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

      TXU Energy's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Energy could be subject to additional costs and/or the write off of its investment in the project or improvement.

      TXU Energy is likely to encounter competition for acquisition opportunities that may become available as a result of the consolidation of the US power industry. In addition, TXU Energy may be unable to identify attractive acquisition opportunities at favorable prices or may not be successful in integrating acquisitions.

      TXU Energy is subject to the effects of new or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, TXU Energy is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

      TXU Energy's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

      TXU Energy is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

      Should the Commission's approval of the regulatory settlement plan not be upheld, TXU Energy will be required to determine the fair market value of its generation assets in order to value its stranded costs for the purpose of any true-up proceeding. Under the 1999 Restructuring Legislation, one methodology for arriving at a market value of TXU Energy's generation assets is to sell 19% or more of the equity of its subsidiary that holds generation assets. If this occurs, TXU Energy may not be able to optimize its power production, wholesale energy sales, trading and risk management and retail energy sales and services businesses across the entire integrated portfolio. This could have an adverse impact on TXU Energy's financial results.

      TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to TXU Energy or any of its subsidiaries. TXU Energy must compete with all of TXU Corp.'s other subsidiaries for capital and other resources. Further, as a member of the TXU corporate group, TXU Energy operates within policies, including dividend policies, established by TXU Corp. that impact the liquidity of TXU Energy.

      The issues and associated risks and uncertainties described above are not the only ones TXU Energy may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Energy's businesses in the future. Reference is made to the discussion under Liquidity and Capital Resources.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Except as disclosed below, the information required hereunder is not significantly different from the information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operation included in US Holdings' 2001 Form 8-K for TXU Energy filed May 20, 2002 and is therefore not presented herein.



                                           Expected Maturity Date
                            ----------------------------------------------              September 30,
                            (Millions of Dollars, Except Percentages)                        2002
                                                                                             -----
                                                                           There-             Fair
                           2002     2003    2004    2005    2006    2007    After    Total    Value
                           ----     ----    ----    ----    ----    ----    -----    -----    -----
Long-term debt
(including
   current maturities)
   Fixed rate               --    $   80     --   $   30      --     --    $1,413    $1,523   $1,404
    Average interest rate   --      7.16%    --     6.88%     --     --      5.10%     5.24%     --
   Variable rate            --       --      --      --       --     --    $  432    $  432   $  432
    Average interest rate   --       --      --      --       --     --     1.75%      1.75%     --


      See Note 3 to Financial Statements for further detail of debt issuances and retirements.

CONTROLS AND PROCEDURES

      An evaluation was performed under the supervision and with the participation of US Holdings' TXU Energy's management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of the disclosure controls and procedures in effect within 90 days of the filing date of this quarterly report. Based on the evaluation performed, US Holdings' and TXU Energy's management, including the principal executive officer and principal financial officer, concluded that the disclosure controls and procedures were effective. There were no significant changes in TXU Energy's internal controls or in other factors that could significantly affect internal controls subsequent to their evaluation.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

         99(a)    Chief Executive Officer Certification.

         99(b)    Chief Financial Officer Certification

         99(c)    Detail of Long-Term Debt as of September 30, 2002

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      TXU US HOLDINGS COMPANY




                                   By         /s/ Biggs C. Porter
                                   -----------------------------------
                                                  Biggs C. Porter
                                                 Vice President,
                                          Principal Accounting Officer




Date: November 21, 2002

                             TXU US HOLDINGS COMPANY

                              CERTIFICATION OF CEO


     I, Erle Nye, Chairman of the Board and Chief Executive of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to TXU Energy Company LLC's ("TXU Energy") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of TXU Energy as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for TXU Energy and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to TXU Energy, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of TXU Energy's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to TXU Energy's auditors and the board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect TXU Energy's ability to record, process, summarize and report financial data and have identified for TXU Energy's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in TXU Energy's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: November 21, 2002
                                /s/  Erle Nye
                        -----------------------------------------------
                        Signature:   Erle Nye
                        Title: Chairman of the Board and Chief Executive

                             TXU US HOLDINGS COMPANY

                              CERTIFICATION OF PFO


     I, Michael J. McNally, Principal Financial Officer of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to TXU Energy Company LLC's ("TXU Energy") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of TXU Energy as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for TXU Energy and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to TXU Energy, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of TXU Energy's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to TXU Energy's auditors and board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect TXU Energy's ability to record, process, summarize and report financial data and have identified for TXU Energy's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in TXU Energy's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



Date: November 21, 2002
                                    /s/  Michael J. McNally
                            -------------------------------------
                            Signature:   Michael J. McNally
                            Title: Principal Financial Officer